Exhibit 10.34

THIRD AMENDMENT TO

ESI EXCESS SAVINGS PLAN

This Third Amendment to ESI Excess Savings Plan (“Plan”) is adopted by ITT Educational Services, Inc. (“ESI”).

Recitals

A.           ESI originally established the Plan in June of 1998.

B.             The Plan has been amended by a First and Second Amendment.

C.             ESI now wishes to amend the Plan further.

Amendment

Effective January 1, 2002, the Plan is amended as follows:

1.                                       Section 3.02(d) is amended to read as follows:

(d)                                 Notwithstanding the foregoing, if any Participant receives, after December 31, 2001, a hardship withdrawal of pre-tax contributions from the Savings Plan or any other plan that is maintained by the Company and meets the requirements of Section 401(k) of the Code (or any successor to that provision), and the Participant is precluded from making contributions to that plan for at least 6 months after receipt of the hardship withdrawal, then the Participant’s Salary Deferrals, if any, shall be suspended during the 6-month period commencing on the date the Participant receives the hardship withdrawal distribution from the Savings Plan or other 401(k) plan.  Any Salary Deferral that would have been made pursuant to the Participant’s Salary Reduction Agreement but for the application of this Section 3.02(d) shall be paid to the Participant as if he had not entered into the Salary Reduction Agreement.

2.                                       Section 5.07 is amended to read as follows:

5.07.                     Claims Procedures.

(a)                                  Submission of Claims.   Claims for benefits under the Plan should be submitted in writing to the Committee or to an individual designated by the Committee for that purpose.

(b)                                  General Procedure.  If any claim for benefits is denied, in whole or in part, the claimant will be given written notice of the denial within 90 days time following the date on which the claim is filed.  The notice will set forth the following:

(i)                                     the specific reason or reasons for the denial;

(ii)                                  the specific reference to the pertinent Plan provision upon which the denial was based;

(iii)                               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and

(iv)                              an explanation of the Plan’s claim review procedure.

If special circumstances require an extension of time for processing the claim, written notice of an extension will be furnished to the claimant prior to the end of the initial period of 90  days following the date on which the claim is filed.  The extension may not extend the period of more than 90 days beyond the end of the initial 90 day period.

If the claim has not been granted, and a written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim should be deemed denied for the purpose of proceeding to the claim review procedure.

A claimant or his authorized representative will have 60 days after receipt of written notification of denial of a claim to request review of the denial by making written request to the Committee.  In connection with the request for review, the claimant or his authorized representative may review pertinent documents in the Committee’s possession or control and submit issues and comments in writing within the 60 day period following receipt of written notification of the claim denial.

Not later than 60 days after receipt of the request for review, the Committee will render and furnish to the claimant a written decision, which will include specific reasons for the decision and will make specific reference to the pertinent Plan provisions on which the decision is based.  If special circumstances require an extension of time for processing, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension.  The Committee’s decision will not be subject to further review.  If a decision on review is not furnished to a claimant within the specified time period, the claim will be deemed to have been denied on review.

(c)                                  Special Procedure for Certain Disability Claims.  If a claimant requests a benefit on account of disability, the claimant is not a participant in the Company’s long-term disability plan, and the claim for the benefit is denied, special rules apply.  In this situation, the Committee must notify the claimant of the denial within 45 days after the claim for benefits is filed.  This time period may be extended twice by 30 days if the Committee:  (1) determines that the extension is required due to matters beyond the control of the Committee and (2) notifies the claimant of the circumstances requiring the extension of time and the date by which the Committee expects to render a decision.  If such an extension is necessary due to the claimant’s failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information, and the claimant will be afforded at least 45 days from receipt of the notice within which to provide the specific information.  If the claimant delivers the requested information within the time specified, any 30 day extension period will begin after the claimant has provided that information.  If the claimant fails to deliver the requested information within the time specified, the Committee may decide a claim without that information.

The Committee will send the claimant a written statement explaining in detail the reasons for the denial.  The written statement will explain the specific reason(s) for the denial and:  (1) identify the Plan provision(s) on which the denial is based; (2) identify any additional material or information needed to complete the claim and why that information is necessary; (3) describe the Plan procedures and time limits for appealing the denial, the claimant’s right to obtain information about those procedures, and the right to sue in federal court; and (4) disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that the information will be provided free of charge upon request).

The claimant will then have the right to ask the Committee to review the denial of the claim.  This request must be made in writing to the Committee within 180 days after the claim is denied.  The written request may be made by the claimant or his or her authorized representative.  The Committee will provide a written decision to the claimant within 45 days after the Committee receives the claimant’s signed, written request for review, unless special circumstances require an additional period, up to 45 days, in which case the Committee will notify the claimant of the special circumstances and the date upon which the Committee expects to render its decision on review.  If an extension is necessary due to the claimant’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the claimant will be afforded at least 45 days from receipt of the notice to provide the specified information.  If the claimant delivers the requested information within the time specified, the 45 day extension of the appeal period will begin after the claimant has provided that information.  If the claimant fails to deliver the requested information within the time specified, the Committee may decide the appeal without that information.

The following provisions apply to the right of appeal:  (1) the claimant will have the opportunity to submit written comments, documents, or other information in support of the appeal; (2) upon request, the claimant will have access to all relevant documents as described by applicable U.S. Department of Labor regulations; (3) the review will take into account all information, whether or not presented or available at the initial determination; (4) the initial determination will not be afforded any deference; (5) the review will be conducted by a person different from the person who made the initial determination and who is not the original decisionmaker’s subordinate; (6) if the decision is made on the grounds of a medical judgment, the Committee will consult with a health care professional with appropriate training and experience, and the health care professional will not be the individual who was consulted during the initial determination or that person’s subordinate; and (7) the Committee will provide the claimant with the name of any medical or vocational expert who advised the Plan with regard to the claim.

A notice that the request on appeal is denied will contain the following information:  (1) the specific reason(s) for the appeal determination; (2) a reference to the specific Plan provision(s) on which the determination is based; (3) a statement disclosing any internal rule, guidelines, protocol, or similar criterion relied on in making the adverse determination (or a statement that this information will be provided free of charge upon request); (4) a statement describing the claimant’s right to bring a civil suit under federal law; (5) a statement that the claimant is entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and (6) the statement “You or your plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State Insurance Regulatory Agency.”

Unless a claimant receives a notice of a claim or appeal decision within the time limits above, the claimant should proceed as if the claim or appeal has been denied.

(d)                                  Exhaustion of Remedy.   No claimant may institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this Section.

This Third Amendment to ESI Excess Savings Plan is executed on behalf of ITT Educational Services, Inc. by its duly authorized officer this 10th day of June, 2003.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Nina Esbin
(Signature)

Nina Esbin
(Printed)

V.P. Human Resources
(Title)